UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 27, 2019

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.

(Exact name of registrant as specified in its charter)

Delaware	000-51734	35-1811116
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

2780 Waterfront Pkwy E. Drive

Suite 200

Indianapolis, Indiana 46214

(Address of principal executive office and Zip Code)

(317) 328-5660

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities Registered Pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common units representing limited partner interests	CLMT	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On September 27, 2019, Calumet Specialty Products Partners, L.P. (the “Partnership”), Calumet Finance Corp. (“Finance Corp.” and, together with the Partnership, the “Issuers”), Calumet GP, LLC (the “General Partner”) and certain subsidiary guarantors named therein (the “Guarantors”) entered into a purchase agreement (the “Purchase Agreement”) with Barclays Capital Inc., BofA Securities, Inc. and Wells Fargo Securities, LLC, as representatives of the several initial purchasers named therein (collectively, the “Initial Purchasers”), under which they agreed to sell $550 million aggregate principal amount of a new series of the Issuers’ 11.00% Senior Notes due 2025 (the “Notes”) in a private placement conducted pursuant to Rule 144A and Regulation S under the Securities Act of 1933, as amended. The Notes will mature on April 15, 2025 and will be issued at par for net proceeds of approximately $540.0 million, after deducting the Initial Purchasers’ discount and estimated offering expenses. The closing of the issuance of the Notes is expected to occur on October 11, 2019, subject to customary closing conditions. The Partnership intends to use the net proceeds from the offering of the Notes, together with approximately $99.6 million of borrowings under its revolving credit facility and cash on hand, to redeem all of its outstanding 6.50% Senior Notes due 2021 (the “2021 Notes”) and pay related expenses (the “Redemption”). After giving effect to the Redemption and the financing thereof, the Partnership estimates its interest expense will be approximately $138.3 million per year, assuming no further changes to its capital structure and based on the current interest rate of 3.69% that is applicable to LIBOR loans under its credit facility. In comparison, the Partnership’s reported interest expense for the year ended December 31, 2018 was approximately $155.5 million.

Certain of the Initial Purchasers or their affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for the Partnership and its affiliates, for which they received or will receive customary fees and expenses. Affiliates of certain of the Initial Purchasers are lenders under the Partnership’s revolving credit facility. The Partnership has also entered into, in the ordinary course of business, various derivative financial instrument transactions related to its crude oil and natural gas purchases and sales of finished fuel products, including diesel and gasoline crack spread hedges with affiliates of certain of the Initial Purchasers. Certain of the Initial Purchasers or their affiliates are holders of the 2021 Notes and, therefore, may receive a portion of the net proceeds from the offering of the Notes.

The Purchase Agreement contains customary representations, warranties and agreements of the Issuers, the General Partner and the Guarantors and customary conditions to closing, indemnification rights, obligations of the parties and termination provisions.

The foregoing description of the Purchase Agreement is qualified in its entirety by reference to the full text of the Purchase Agreement, a copy of which is filed as Exhibit 1.1 to this report and is incorporated herein by reference.

Item 8.01	Other Events.

On September 27, 2019, the Partnership issued a press release announcing the pricing of the Notes described in Item 1.01 of this report, a copy of which is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)   Exhibits.

Exhibit Number	Description
1.1	Purchase Agreement, dated September 27, 2019, by and among the Partnership, Finance Corp., the General Partner, the Guarantors and the initial purchasers named therein, relating to the offering of the Notes.
99.1	Press Release, dated September 27, 2019, announcing the pricing of the Notes.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.

	By:	CALUMET GP, LLC,
its General Partner

Date: October 3, 2019	By:	/s/ D. West Griffin
	Name:	D. West Griffin
	Title:	Executive Vice President and Chief Financial Officer

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